Exhibit 10.62

Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement (the “Second Amendment”) is entered into as of July 21, 2009 and effective as of December 1, 2008, by and between DEL MONTE CORPORATION, a Delaware corporation, with its principal place of business in San Francisco, California (“Corporation”) and RICHARD W. MUTO, an individual residing in the State of California (“Executive”).

RECITALS

WHEREAS, the Corporation and Executive entered into an Employment Agreement dated September 1, 2004 (“Employment Agreement”) with respect to Executive’s employment with Corporation for the benefit of the Corporation and its parent, Del Monte Foods Company; and

WHEREAS, pursuant to the First Amendment to Employment Agreement dated December 1, 2008 (the “First Amendment”), the Corporation and Executive amended the Employment Agreement to reflect Executive’s promotion to Senior Vice President, Chief Human Resources Officer and to align the Executive’s severance benefits with those of other Company Senior Vice Presidents who do not have employment agreements and receive all severance benefits exclusively through the Del Monte Corporation Executive Severance Plan;

WHEREAS, due to a drafting error, the First Amendment did not change Executive’s severance of 1.5 times base salary and target bonus in the event of a Termination Upon Change of Control (as such term is used in the Employment Agreement) to 2.0 times base salary and target Bonus (which would have aligned such severance benefit as intended);

WHEREAS, the Corporation and the Executive desire to amend the Employment Agreement to achieve the alignment of severance benefits that had been intended by the First Amendment.

NOW, THEREFORE, it is agreed that the Employment Agreement is amended as follows:

AMENDMENT TO AGREEMENT

1. Termination Upon Change of Control. Section 4(g)(i) of the Employment Agreement is amended by deleting it in its entirety and replacing it with:

Termination; Payment of Severance. In the event of Executive’s “Termination Upon Change of Control” (as defined below), Executive shall receive the benefits set forth in Section 4(e), subject to the terms and conditions set forth therein, including without limitation Executive’s execution of a release in a form and substance satisfactory to the Corporation; provided, however, that the payment set forth in Section 4(e)(ii)(A) shall be an amount equal to two (2) times Executive’s Base Salary and target Bonus and shall be paid in a lump sum cash payment instead of equal installments (“Lump Sum Payment”) as of the date that is the expiration of the six-month period of delay for “specified employees” under Section 409A after the Executive’s termination date; provided, further, that all of Executive’s outstanding stock and stock option awards shall vest and become immediately exercisable as provided in the Del Monte Foods Company 2002 Stock Incentive Plan, or any successor plan.

2. Except as expressly provided in this Amendment, all other provisions of the Employment Agreement, as amended by the First Amendment, shall remain in full force and effect.

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Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth below.

EXECUTIVE:

/s/ Richard W. Muto		7/8/09
Richard W. Muto		Date

CORPORATION:

DEL MONTE CORPORATION

By:	/s/ David L. Meyers	7/21/09
Name:	David L. Meyers	Date
Title:	Executive Vice President Administration & Chief Financial Officer

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